Exhibit 10.9

NON EMPLOYEE DIRECTOR FEE ARRANGEMENTS

On April 27, 2010, the Board of Directors approved the return of annual retainer fees to the $180,000 level for Non-employee directors effective July 1, 2010. Annual retainer fees had been reduced by 10% effective July 1, 2009. The Presiding Director and Committee Chairs receive an additional annual fee of $5,000. No meeting fees or committee membership fees are paid.